Subject: Please vote your proxy for the Putnam/Power transaction

As you may know, Putnam Investments will be acquired by Great-West Lifeco, a subsidiary of Power Financial Corporation. The transaction is considered a "change of control" of Putnam Management, the funds' investment advisor, and requires approval of new management contracts by the funds' shareholders. This is a necessary step to the completion of the acquisition of Putnam Investments by Great-West Lifeco.

To solicit your vote as sponsor of a plan that is a shareholder of the funds, a proxy statement and ballot have been mailed to you. As sponsor of a plan holding these funds, it is important that you participate in this vote.

To vote, please go to the proxy services web site, http://www.proxyweb.com/Putnam, and review the instructions on how to enter and vote your control number. Or you can vote by calling 1-888-221-0697. Since proxies are mailed according to Tax ID number, it is possible that you may be asked to vote multiple proxies.

The Trustees of the Putnam funds unanimously recommend a vote FOR the proposal to approve the new management contracts. Mercer HR Services, however, is expressing no position on the proposal. We simply want to remind you of the importance of your vote.

Thank you for your attention to this important matter.

Putnam Script

Hello. My name is ______. May I please speak with ________? I’m calling regarding your current investment in the ____________. We sent you a proxy card to register your vote for the shareholder meeting and haven’t received it back, so we’re calling to ask if you would like to vote along with the recommendations of the Board?

If shareholder says they do want to place a vote over the phone:

The Board recommends a vote in favor of the proposal. Would you like to register a vote along with the recommendations of your Board?

If shareholder wants to vote but would like to review proposal:

Read proposal directly from the statement and answer any questions. The Board recommends a vote in favor of the proposal. Would you like to register a vote along with the recommendations of the Board?

I am recording your vote and will send you a printed confirmation to <address>. Please review your confirmation when you receive it and call 1-866-905-2396 immediately if your voting instructions are not correctly reflected in your confirmation. For confirmation purposes, may I have the city, state and zip code that we’ll be mailing your confirmation to?

Thank you for your time. Have a nice day/evening.

If shareholder doesn’t want to vote:

I would like to leave you with our toll free number. If you have any questions or would like to vote over the phone, please call 1-866-905-2396. When calling, please refer to record # ____ . Our hours of operation are from 9:00 am to 11:00 pm Eastern Time. Monday through Friday and 12pm to 6pm on Saturday. Thank you for your time. Have a nice day/evening.

If shareholder states they have not received the materials:

I would like to mail you another set of proxy materials. Do you still live at (address)? You should receive your materials within 7 to 10 business days. I would like to leave you with our toll free number. If you have any questions or would like to vote over the phone, please call 1-866-905-2396. When calling, please refer to record # ____ . Our hours of operation are from 9:00 am to 11:00 pm Eastern Time. Monday through Friday and 12pm to 6pm on Saturday. Thank you for your time. Have a nice day/evening.